Exhibit 10.3

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is dated as of February 1, 2006 by and among Morningstar, Inc., an Illinois corporation (the “Company”), and Joseph D. Mansueto, Paul Sturm and Timothy K. Armour (collectively, the “Shareholders”).

WHEREAS, the Company and the Shareholders entered into that certain Shareholders Agreement dated as of February 1, 1999 (the “Shareholders Agreement”); and

WHEREAS, the Company and the Shareholders wish to terminate the Shareholders Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are mutually acknowledged by each party, it is agreed as follows:

1.             Effective as of the date hereof, without any further action, the Shareholders Agreement shall be deemed terminated and of no further force or effect, and, as a result of such termination, all parties thereto shall be released from any and all further obligations, commitments and liabilities under or in respect of the Shareholders Agreement, whether arising prior to, on or after the date hereof.

2.             This Agreement may be executed in any number of counterparts, each of which when so executed shall be an original and all of which shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MORNINGSTAR, INC.

By:	/s/ Martha Dustin Boudos
Martha Dustin Boudos
Chief Financial Officer

By:	/s/ Joseph D. Mansueto
Joseph D. Mansueto

By:	/s/ Paul Sturm
Paul Sturm

By:	/s/ Timothy K. Armour
Timothy K. Armour